Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSPi
Tel: 978.954.5040
Fax: 978.455.3251

CSPi Reports First-Quarter Fiscal 2018 Financial Results

Lowell, MA, February 12, 2018 - CSPi (NASDAQ: CSPI), a provider of IT managed services, security solutions and packet capture products, today reported financial results for the first quarter ended December 31, 2017.

The Company also announced that its board of directors has voted to pay a quarterly dividend of $0.11 per share to shareholders of record February 28, 2018, payable on March 16, 2018.

Management Comments
“Our strong first quarter performance can be attributed to the ongoing execution of our growth strategy,” said Chief Executive Officer, Victor Dellovo. “We outperformed expectations with increased sales in both our High Performance Products and Technology Solutions divisions in what we expected would be a relatively soft first half of the year due to timing issues. Revenues were up 10.5% for the first quarter, primarily driven by sales growth at our U.K. Technology Solutions business. We reported generally accepted accounting principles (“GAAP”) loss per share of $0.32 in Q1 2018 versus a loss of $0.01 per share a year ago. Excluding the effect of the new tax legislation, we reported non-GAAP loss per share of $0.02.”

“In our High Performance Products division, we received royalty revenues equivalent to one E-2D plane. We are receiving orders for royalties for miscellaneous projects within the E-2D program and continue to anticipate sales for the E-2D foreign military program, with the bulk of those orders in the second half of our fiscal 2018.”

“During the quarter, we begin shipping Myricom® nVoy Series, which is part of our next-generation of cybersecurity products. Our Myricom® nVoy Series is now generally available to the market.  The nVoy solution assists organizations in meeting data privacy regulations by notifying security resources of a verified data breach while also identifying the exact records or files that may have been compromised. Market interest continues to grow for our recently announced software security solution, ARIA™ Software Defined Security, and it has received two industry awards for best product. We are on track to realize revenues from our next generation security products in the latter part of 2018 and remain excited by our potential in the cybersecurity market.”

“In Technology Solutions, we continue to see increased demand for our managed services, particularly in wireless security in the U.S. and Germany geographies where data privacy concerns are growing. Across the board, we gained, renewed or grew Technology Solutions customer accounts.”

“We’re excited with the forward momentum we are experiencing as a result of our focus on growing our managed services business while also developing solutions to capitalize on the steady demand for cyber security products and the proliferation of wireless. We have a solid team in place and are successfully driving our transformation. We look forward to a positive fiscal 2018 as we expand our technology services and solutions to meet market needs,” concluded Dellovo.

Exhibit 99.1

Financial Results
For the first quarter of fiscal 2018, revenue increased to $22 million from $19.9 million in the first quarter a year ago.
Gross profit for the quarter increased 15.3% to $5.1 million, or 23.3% of sales, from $4.5 million, or 22.4% of sales, a year ago. Net loss for the first quarter of fiscal 2018 was $1.2 million, or $0.32 per share. The new tax legislation enacted in December resulted in a one-time charge of $1.1 million, or $0.30 per share, during the first quarter. The charge includes $490,000 for the remeasurement of deferred income tax assets and liabilities as the Company’s tax rate was reduced from 34% to 21%, and $649,000 for the repatriation of undistributed foreign earnings that will be paid over the next eight years.
Excluding the tax impact, non-GAAP net loss and EPS would have been $61,000 and $0.02 per share, respectively, for Q1 fiscal 2018 compared with a net loss of $43,000, or $0.01 per share, respectively, in the first quarter of fiscal 2017.
Cash and short-term investments increased to $18.2 million at the end of the first quarter of fiscal 2018 from $13.9 million at 2017 fiscal year end primarily as a result of collections of accounts receivable.

Reconciliations of Net Income - GAAP to Non-GAAP
(Unaudited)
To help understand the Company’s financial performance, the Company has supplemented its financial results that it provides in accordance with GAAP with non-GAAP financial measures to show the results without the effects of the recently enacted U.S. Tax legislation of the Tax Cuts and Jobs Act (“Tax Act”). These measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP.

Consolidated	Three Months Ended
(In thousands)	December 31, 2017	December 31, 2016
Net loss (GAAP) (2)	$(1,200)	$(43)
Income tax expense for the Tax Act (1) (2)	(1,139)	—
Net loss before income tax from Tax Act (non-GAAP) (1)	(61)	(43)

Net loss per share before income tax from the Tax Act - basic (non-GAAP) (2)	$(0.02)	$(0.01)
Weighted average shares outstanding - basic	3,768	3,671

1.	On December 22, 2017, the U. S. enacted tax reform legislation commonly known as the Tax Cuts and Jobs Act.

2.
Net loss for the first quarter of 2018 included $490,000 and $649,000 of income tax expense for the remeasurement of deferred income tax assets and liabilities for change in tax rates from 34% to 21%, and repatriation of undistributed foreign earnings which is part of Tax Cuts and Jobs Act, respectively.

Conference Call Details

Exhibit 99.1

CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 5:00 p.m. (ET) today to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company’s website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing 866-831-8713 or 203-518-9713. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSP Inc.
CSPi (NASDAQ:CSPI) maintains two distinct and dynamic divisions - High Performance Products, including the Cybersecurity Center of Excellence, and Technology Solutions - with a shared vision for technology excellence. CSPi’s cybersecurity solutions protect an organization’s critical assets to minimize, or remove, the impact of the inevitable data breach. Our ARIA™ Software Defined Security platform solves the complexities associated with securing devops environments, while our Myricom® nVoy Series appliances provide automated breach identification and notification, enabled by the 10G dropless packet capture inherent in our Myricom® ARC intelligent adapters. CSPi’s Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and security services by partnering with best in class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24x365 proactive support. Our teams of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking; and Wireless & Mobility. For more information, please visit www.cspi.com. Myricom and ARIA are trademarks of CSP Inc. All other brand names, product names, or trademarks belong to their respective owners.

Safe Harbor
The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, those related to anticipate sales for the E-2D foreign military program, with the bulk of those orders in the second half of our fiscal 2018. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

Non-GAAP Financial Information
In addition to the financial measures prepared in accordance with the generally accepted accounting principles (“GAAP”), the Company presented certain adjusted financial information in this news release, including non-GAAP net income and earnings per share. The non-GAAP measures exclude the impact of the new tax legislation. The financial table above reconciles non-GAAP measures used in this press release to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures that exclude the impact of the new tax legislation help investors better understand the Company’s core operating results and facilitates the comparison of results across reporting periods and with other companies. Non-GAAP measures should not be viewed as a substitute for the Company’s GAAP results and may be different than adjusted measures used by other companies.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2017	September 30, 2017
Assets
Current assets:
Cash and short-term investments	$18,190	$13,885
Accounts receivable, net	21,104	28,402
Inventories	7,158	5,971
Deferred costs	2,156	929
Other current assets	3,105	1,139
Total current assets	51,713	50,326
Property, equipment and improvements, net	1,482	1,508
Other assets	6,722	7,094
Total assets	$59,917	$58,928

Liabilities and Shareholders’ Equity
Current liabilities	$27,792	$26,023
Pension and retirement plans	11,914	11,818
Non-current liabilities	160	86
Shareholders’ equity	19,490	21,001
Total liabilities and shareholders’ equity	$59,917	$58,928

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended,
	December 31, 2017	December 31, 2016
Sales:
Product	$15,643	$14,638
Services	6,356	5,278
Total sales	21,999	19,916

Cost of Sales:
Product	13,030	12,225
Services	3,836	3,239
Total cost of sales	16,866	15,464

Gross profit	5,133	4,452

Operating expenses:
Engineering and development	698	596
Selling, general & administrative	4,428	3,958
Total operating expenses	5,126	4,554

Operating income (loss)	7	(102)

Other income (expense), net	(105)	44

Loss before income taxes	(98)	(58)
Income tax expense (benefit)	1,102	(15)

Net loss	$(1,200)	$(43)

Net loss attributable to common stockholders	$(1,200)	$(43)

Loss per share - basic	$(0.32)	$(0.01)
Weighted average shares outstanding - basic	3,768	3,671

Loss per share - diluted	$(0.32)	$(0.01)
Weighted average shares outstanding - diluted	3,768	3,671